Exhibit 99.1

Anika Therapeutics Reports Fourth-Quarter and Full-Year 2014 Financial Results

Monovisc® Receives Unique J-Code Assignment from CMS Effective January 1, 2015

Total Revenue for 2014 Increases 41% to a Record $106 Million with Net Income Up 86%

BEDFORD, Mass.--(BUSINESS WIRE)--February 25, 2015--Anika Therapeutics, Inc. (Nasdaq: ANIK), a leader in products for tissue protection, healing and repair based on hyaluronic acid (HA) technology, today reported financial results for the quarter and full year ended December 31, 2014.

Management Commentary

“Anika delivered strong financial results for the year, marked by a record $105.6 million in total revenue and $38.3 million in net income,” said Charles H. Sherwood, Ph.D., President and Chief Executive Officer. “We achieved several key business milestones that position the Company well for continued success into the future. The exceptional clinical, regulatory and commercial milestones we accomplished in 2014 have set the stage for solid financial results in 2015 and accelerated profitable growth in future years.”

“With its unique J-Code taking effect in January, Monovisc has the potential to deliver significant increases in product revenue in the quarters ahead. At the same time, Orthovisc® continues to successfully maintain its market leadership in the U.S. multi-injection segment and remains the number-two U.S. brand in viscosupplementation overall. Looking farther ahead, we have two new products – Cingal® and Hyalofast™ – advancing toward commercialization, and we have submitted both our CE Mark application and a PMA for Cingal. Beyond these two products, our development pipeline is the strongest it has been in many years, with an increasing focus on regenerative medicine and products that have the potential to dramatically expand Anika’s market opportunities.”

“Anika is strongly positioned financially and operationally as we begin 2015. We have an established manufacturing business and a history of consistent, commercially driven product revenue growth. We have a record of reliably achieving product development milestones, as well as key product approvals in the U.S., Europe and the rest of the world, and we possess an expanding development pipeline. In addition, the Company has successfully acquired and integrated a business that has expanded our markets, and we have the balance sheet strength to be active in the M&A arena. In simple terms, we have a proven track record of running an established company and a profitable one,” concluded Sherwood.

Revenue

Anika’s total revenue for the fourth quarter of 2014 was $23.3 million, compared with $21.3 million in the fourth quarter of 2013. For the full year 2014, total revenue grew 41% to $105.6 million from $75.1 million a year earlier. Product revenue increased to $75.5 million in 2014 from $71.8 million in 2013. The increases in total revenue and product revenue versus the prior year periods were largely driven by higher domestic viscosupplementation revenue. Included in the record 2014 total revenue was milestone and contract revenue of $30.1 million, primarily resulting from the achievement of Monovisc U.S. product approval, resolution of the related patent litigation, the first commercial sale of the product in the market and the assignment of a unique J-Code to the product. Milestone and contract revenue in 2013 included the ratable recognition of the final $2.7 million in up-front and milestone payments previously received under the U.S. Orthovisc licensing agreement.

Product Gross Margin

Product gross margin for the fourth quarter of 2014 remained consistent with the corresponding quarter of 2013 at 69%, with both quarters’ results reflecting a increased level of Ophthalmic franchise revenue in the Company’s sales mix. For the full year 2014, product gross margin improved to 72% from 68% in 2013. This full-year improvement was driven by a more favorable product mix, as well as efficiency gains and cost reductions.

Operating Expenses

Total operating expenses for the fourth quarter of 2014 were $11.2 million, compared with $10.8 million for the same period a year earlier. For the full year 2014, total operating expenses were $44.1 million, compared with $42.5 million in 2013. Fourth-quarter research and development expenses were flat with the year-earlier quarter at $2.0 million. For full year 2014, research and development expenses increased to $8.1 million from $7.1 million in 2013 due to higher Cingal clinical trial expenses. Selling, general and administrative expenses for the fourth quarter increased 53% from the year-earlier quarter, primarily reflecting a one-time favorable legal settlement in the fourth quarter of 2013. The prior-year’s favorable legal settlement receipt, together with increases in external professional fees and headcount related costs contributed to a 17% increase in selling, general and administrative expenses for 2014 as compared to 2013.

Operating and Net Income

Operating income for the fourth quarter of 2014 increased to $12.1 million from $10.4 million in the fourth quarter last year. For full year 2014, operating income rose to $61.4 million, up from $32.6 million in 2013. Net income for the fourth quarter was up 17% to $7.8 million, or $0.51 per diluted share, from $6.7 million, or $0.44 per diluted share, in the year-earlier quarter. For full year 2014, net income increased 86% to $38.3 million, or $2.51 per diluted share, from $20.6 million, or $1.39 per diluted share, in 2013. Operating income, net income and earnings per share were higher versus the prior year periods primarily due to increased milestone revenue.

Cash, Cash Equivalents and Investments

Anika’s cash and investments at December 31, 2014 increased to $106.9 million from $63.3 million at December 31, 2013. This $43.6 million increase was driven primarily by milestone revenue associated with Monovisc approval in the U.S. and increased operating income.

Conference Call Information

Anika will hold a conference call to discuss its financial results, business highlights and financial outlook tomorrow, Thursday, February 26 at 9:00 a.m. ET. In addition, the Company will answer questions concerning business and financial developments and trends, and other business and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

To listen to the conference call, dial 855-468-0611 (international callers dial 484-756-4332). In addition, the call will be available through a live audio webcast in the "Investor Relations" section of Anika’s website, www.anikatherapeutics.com. An accompanying slide presentation also may be accessed via the Anika Therapeutics website. The call will be archived and accessible on the same website shortly after its conclusion.

About Anika Therapeutics, Inc.

Headquartered in Bedford, Mass., Anika Therapeutics, Inc. develops, manufactures and commercializes therapeutic products for tissue protection, healing and repair. These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body. Anika's products range from orthopedic/joint health solutions led by Orthovisc and Monovisc, treatments for osteoarthritis of the knee, to surgical aids in the anti-adhesion and ophthalmic fields. The Company also offers aesthetic dermal fillers for the correction of facial wrinkles. Anika's Italian subsidiary, Anika Therapeutics S.r.l., provides complementary HA products in orthopedic/joint health and anti-adhesion, as well as therapeutics in areas such as advanced wound treatment and ear, nose and throat care. Its regenerative technology advances Anika's vision to offer therapeutic products and medical solutions that go beyond pain relief to protect and restore damaged tissue.

The statements made in this press release that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, those relating to: (i) the Company and its partner’s ability to build the Monovisc brand in the U.S., (ii) our ability to capitalize on the strengths of our viscosupplementation portfolio, (iii) our ongoing initiatives to improve performance across the business, (iv) our efforts and ability to expand our business outside of our viscosupplementation product lines, (v) the Company’s plans to continue to drive efficiencies in operations and manufacturing, (vi) the prospects for the Company’s product pipeline, including regenerative product development, (vii) bringing Cingal and Hyalofast to market, and (viii) expectations for future growth and profitability improvement in the quarters ahead . These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks, uncertainties and other factors. The Company's actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including (i) the Company's ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain pre-clinical or clinical data to support domestic and international pre-market approval applications or 510(k) applications, or timely file and receive FDA or other regulatory approvals or clearances of its products, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials, other testing or regulatory submissions, as applicable; (ii) the Company's research and product development efforts and their relative success, including whether the Company has any meaningful sales of any new products resulting from such efforts; (iii) the cost effectiveness and efficiency of our clinical studies, manufacturing operations and production planning; (iv) the strength of the economies in which the Company operates or will be operating, as well as the political stability of any of those geographic areas; (v) future determinations by the Company to allocate resources to products and in directions not presently contemplated; (vi) the Company’s ability to successfully complete its commercialization plan for Monovisc in the U.S.; (vii) the Company’s ability to provide an adequate and timely supply of its products to its customers; (viii) our ability to continue to successfully manage Anika Therapeutics S.r.l.’s business; and (ix) the Company’s ability to achieve its growth targets. Certain other factors that might cause the Company's actual results to differ materially from those in the forward-looking statements include those set forth under the headings "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, as well as those described in the Company's other press releases and SEC filings.

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Product revenue	$17,880,125	$20,188,488	$75,473,998	$71,773,730
Licensing, milestone and contract revenue	5,374,344	1,062,840	30,120,841	3,307,424
Total revenue	23,254,469	21,251,328	105,594,839	75,081,154

Operating expenses:
Cost of product revenue	5,511,586	6,235,334	20,930,318	22,765,404
Research & development	1,983,412	2,029,901	8,144,152	7,059,875
Selling, general & administrative	3,672,086	2,399,539	15,073,485	12,936,001
Restructuring charge	-	156,026	-	(286,843)
Total operating expenses	11,167,084	10,820,800	44,147,955	42,474,437
Income from operations	12,087,385	10,430,528	61,446,884	32,606,717
Interest income (expense), net	41,798	(18,431)	58,137	(127,186)
Income before income taxes	12,129,183	10,412,097	61,505,021	32,479,531
Provision for income taxes	4,313,107	3,757,728	23,185,542	11,905,010
Net income	$7,816,076	$6,654,369	$38,319,479	$20,574,521

Basic net income per share:
Net income	$0.53	$0.47	$2.61	$1.46
Basic weighted average common shares outstanding	14,800,813	14,272,606	14,678,240	14,086,912
Diluted net income per share:
Net income	$0.51	$0.44	$2.51	$1.39
Diluted weighted average common shares outstanding	15,277,583	15,084,738	15,269,435	14,825,599

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31,	December 31,
ASSETS	2014	2013
Current assets:
Cash and cash equivalents	$100,155,864	$63,333,160
Marketable Securities	6,750,000	-
Accounts receivable, net of reserves of $146,618 and $593,023 at December 31, 2014 and 2013, respectively	17,152,028	18,736,845
Inventories	12,406,776	10,996,785
Prepaid income taxes	412,301	-
Current portion deferred income taxes	1,188,768	659,040
Prepaid expenses and other	959,305	865,957
Total current assets	139,025,042	94,591,787
Property and equipment, at cost	53,619,589	52,413,423
Less: accumulated depreciation	(21,950,706)	(19,474,712)
	31,668,883	32,938,711
Long-term deposits and other	69,042	69,080
Intangible assets, net	14,894,710	18,998,409
Goodwill	8,338,699	9,443,894
Total Assets	$193,996,376	$156,041,881

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,201,226	$2,793,911
Accrued expenses	4,747,526	5,537,881
Deferred revenue	24,510	180,433
Income taxes payable	-	770,276
Total current liabilities	5,973,262	9,282,501
Other long-term liabilities	893,935	1,133,544
Long-term deferred revenue	102,192	2,054,941
Deferred tax liability	8,929,890	7,936,864
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; 1,250,000 shares authorized, no shares issued and outstanding at December 31, 2013 and December 31, 2012	-	-
Common stock, $.01 par value; 30,000,000 shares authorized, 14,851,703 and 14,289,308 shares issued and outstanding at December 31, 2014 and 2013, respectively	148,517	142,893
Additional paid-in-capital	77,539,699	70,606,031
Accumulated currency translation adjustment	(4,494,800)	(1,699,095)
Retained earnings	104,903,681	66,584,202
Total stockholders’ equity	178,097,097	135,634,031
Total Liabilities and Stockholders’ Equity	$193,996,376	$156,041,881

Anika Therapeutics, Inc. and Subsidiaries
Supplemental Financial Data

Revenue by Product Line and Product Gross Margin
(unaudited)

	Quarter Ended December 31,				Year Ended December 31,
	2014	%	2013	%	2014	%	2013	%
Orthobiologics	$13,206,593	74%	$15,325,654	76%	$61,956,870	82%	$55,956,068	78%
Dermal	395,329	2%	750,193	4%	1,334,295	2%	1,816,602	3%
Surgical	1,273,380	7%	1,500,653	7%	5,854,876	8%	5,445,715	8%
Ophthalmic	2,215,301	12%	1,838,156	9%	3,153,435	4%	4,656,560	6%
Veterinary	789,522	5%	773,832	4%	3,174,522	4%	3,898,785	5%
Total Product Revenue	$17,880,125	100%	$20,188,488	100%	$75,473,998	100%	$71,773,730	100%

Product gross profit	$12,368,539		$13,953,154		$54,543,680		$49,008,326
Product gross margin	69%		69%		72%		68%

Total Revenue by Geographic Region
(unaudited)

	Quarter Ended December 31,				Year Ended December 31,
	2014	%	2013	%	2014	%	2013	%
Geographic Location:
United States	$19,323,417	83%	$16,248,878	76%	$92,259,139	87%	$58,490,142	78%
Europe	940,370	4%	2,231,659	11%	6,214,441	6%	7,411,568	10%
Other	2,990,682	13%	2,770,791	13%	7,121,259	7%	9,179,444	12%
Total Revenue	$23,254,469	100%	$21,251,328	100%	$105,594,839	100%	$75,081,154	100%

CONTACT:
Anika Therapeutics, Inc.
Charles H. Sherwood, Ph.D., 781-457-9000
President and CEO
or
Sylvia Cheung, 781-457-9000
CFO